UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2012

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 8, 2012, the Interpublic Group of Companies, Inc. (the “Company”) completed its offering and sale of $300 million aggregate principal amount of its 2.25% Senior Notes due 2017 (the “2017 Notes”) and $500 million aggregate principal amount of its 3.75% Senior Notes due 2023 (the “2023 Notes” and together with the 2017 Notes, the “Notes”). The Notes were issued under an indenture, dated as of March 2, 2012, with U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), which is incorporated by reference as Exhibit 4.1 hereto, and two supplemental indentures, each dated as of November 8, 2012, between the Company and the Trustee (the “Supplemental Indentures”), which are filed as Exhibits 4.2 and 4.3 hereto.

The Notes are unsecured senior obligations of the Company, and rank senior in right of payment to all existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes and equally in right of payment with all other unsecured senior indebtedness of the Company.  The 2017 Notes mature on November 15, 2017 and bear interest at an annual rate of 2.25%. The 2023 Notes mature on February 15, 2023 and bear interest at an annual rate of 3.75%. The Company will pay interest on the 2017 Notes semi-annually on May 15 and November 15 of each year, commencing May 15, 2013. The Company will pay interest on the 2023 Notes semi-annually on August 15 and February 15 of each year, commencing August 15, 2013.

The Notes are not entitled to any mandatory redemption or sinking fund payments. At any time or from time to time, the Notes of each series are redeemable at the Company’s option, as a whole or in part, on at least 30 days’, but not more than 60 days’, prior notice to each holder of such series at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments on such Notes discounted to the date of redemption at a rate equal to the sum of the applicable rate on U.S. Treasury securities specified in the Supplemental Indentures, plus, for the 2017 Notes, 25 basis points and, for the 2023 Notes, 35 basis points, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Upon the occurrence of a change of control repurchase event (defined and described more fully in the Supplemental Indentures to mean certain changes in control of the Company that result in ratings downgrades) with respect to a series of Notes, each holder of the Notes of that series will have the right to require the Company to purchase that holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase, unless the Company has exercised its option to redeem all the Notes of that series.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company or certain of its majority-owned subsidiaries, all outstanding Notes will become due and payable immediately. If any other event of default specified in the Base Indenture and the Supplemental Indentures occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of either series may declare the principal of all Notes of that series immediately due and payable.

The Base Indenture contains certain limitations on the ability of the Company and certain majority-owned subsidiaries to grant liens without equally securing the Notes, or to enter into certain sale and lease-back transactions. These covenants are subject to a number of important exceptions and limitations, as further provided in the Base Indenture.

The foregoing description of the Notes, the Base Indenture and the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to such documents.

Item 2.03. Creation of Direct Financial Obligation.

The Company issued $300 million in aggregate principal amount of the 2017 Notes and $500 million in aggregate principal amount of the 2023 Notes, which are governed by the Base Indenture and the Supplemental Indenture, in an underwritten public offering on November 8, 2012.

Additional information included in Item 1.01 above regarding the Notes is incorporated by reference into this Item 2.03, and the foregoing description of the Notes is qualified in its entirety by reference to the Base Indenture, the Supplemental Indentures and the forms of Global Note, which are included as part of Exhibits 4.2 and 4.3 filed herewith.

Item 9.01                      Financial Statements and Exhibits.

Exhibit 4.1
Senior Debt Indenture between the Company and U.S. Bank National Association, as Trustee, dated as of March 2, 2012 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on March 2, 2012).

Exhibit 4.2	Second Supplemental Indenture between the Company and U.S. Bank National Association, as Trustee, dated as of November 8, 2012.
Exhibit 4.3	Third Supplemental Indenture between the Company and U.S. Bank National Association, as Trustee, dated as of November 8, 2012.
Exhibit 4.4	Form of Global Note representing 2.25% Senior Notes due 2017 (included as part of Exhibit 4.2).
Exhibit 4.5	Form of Global Note representing 3.75% Senior Notes due 2023 (included as part of Exhibit 4.3).
Exhibit 5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.
Exhibit 5.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: November 8, 2012	By:	/s/ Andrew Bonzani
Name: Andrew Bonzani Title: Senior Vice President, General Counsel and Secretary